Exhibit 10.1

MASTER CONSULTING SERVICES AGREEMENT

This Master Consulting Services Agreement (this “Agreement”) dated as of August 1, 2023 (the “Execution Date”) is entered into by and between BRU, LLC, a Wyoming limited liability company (“Contractor”), and HUMBL, Inc., a Delaware corporation (“Company”). Contractor and Company are each referred to as a “Party” and, collectively, as the “Parties”.

Whereas, Company desires to retain Contractor to perform certain consulting services for Company; and

Whereas, Contractor desires to perform such consulting services for Company.

Now, Therefore, in consideration of the foregoing premises, and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Services.

(a)	Contractor shall render consulting services to Company as Company may from time to time direct and as may be reasonably acceptable to Contractor (the “Services”). The Services will include, but not be limited to, assistance with the development and provision of information technology support. Contractor shall devote sufficient business time, attention, skill and energy to Company as reasonably necessary to fulfill the responsibilities reasonably assigned to Contractor hereunder, to faithfully and efficiently perform such responsibilities in a diligent, trustworthy and businesslike manner with the objective of advancing the interests of Company. The Parties agree that all tangible materials authored or prepared by Contractor for Company as the work product required by the Services (collectively, the “Works”), are the sole and exclusive property of Company and shall be considered works made for hire. The performance of the Services will begin upon execution of this Agreement or payment as indicated in Section 5 herein.

(b)	If, at any time Contractor performs the Services, Company requests additional Services (“Additional Services”), Contractor will provide Company with estimated costs for the Additional Services. Prior to Contractor’s performance of any Additional Services, Company, in its sole discretion, may elect to pay the estimated costs for the proposed Additional Services or rescind its request that the Contractor perform the Additional Services.

(c)	Contractor shall notify Company within five business days if, during the performance of any Services (including Additional Services), Contractor, in its sole discretion, reasonably determines it needs to obtain additional resources or retain additional personnel to complete the Services and Additional Services. Contractor shall provide an estimate to Company for such resources or personnel and Company will be invoiced for the actual cost per Section 2(a) herein.

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ALL OF THE SERVICES AND WORKS PROVIDED PURSUANT TO THIS AGREEMENT ARE PROVIDED ON AN AS-IS, WHERE-IS BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

2. Compensation; Expenses.

(a) Shares. Within ten days of the Execution Date (the “Effective Date”), Company will issue and deliver, in a private transaction, 389,000,000 shares of its common stock (the “Shares”) to Contractor as compensation for past due invoices owed to Contractor’s predecessor in interest. If, either due to market forces or any act or omission of Company or any of its owners, officers, directors, shareholders, subsidiaries, and affiliates, the public price per share of Company’s common stock falls below $0.0030 prior to the Effective Date and through the end of the 24th month following the Effective Date, then in accordance with paragraph (b) of this Section 2, the Company shall issue additional Shares to Contractor such that the aggregate value of the Shares issued to Contractor shall be not less than $0.0030 per share.

By way of example only, if the Company hypothetically issues 1,000,000 Shares to Contractor at $0.0030 per Share, the aggregate value would be $3,000. If, prior to the Effective Date and for two years thereafter, the price per Share has declined to $0.0020, the aggregate value would be $2,000. The Company would then issue Contractor an additional 500,000 Shares (for a total of 1,500,000 Shares) at $0.0020 per Share to Contractor for an aggregate value of $3,000.

(b) Additional Shares. Company and Contractor will meet and confer no later 10 business days from the Execution Date to set three specific milestones (the “Milestones”) upon completion of which the Company shall issue and deliver to Contractor in a private transaction an additional 120,000,000 shares of its common stock (the “Additional Shares”). The Milestones shall be memorialized in a separate writing agreed to by both Parties and shall be incorporated into this Agreement. The value of the Additional Shares shall be equal to the number of Additional Shares multiplied by the closing public market price of Company’s common stock on the Execution Date, but shall in no event be less than $0.0030 (the “Additional Share Value”). On each anniversary of the Execution Date (the “Anniversary Date”) until the Milestones are met, but in no event more than two years from the Execution Date, the Additional Share Value shall equal the value of the Shares on the Anniversary Date, based on the closing price of Company’s common stock on the Anniversary Date (the “Anniversary Value”) (as may be adjusted pursuant to any reverse split). To the extent the Anniversary Value is lower than the public market value of Company’s common stock, , Company will issue additional Shares to Contractor equal to the amount necessary for the total number of Shares and Additional Shares issued hereunder to equal the Anniversary Share Value which in no event will be less than $0.0030 per share, or, at its election, pay the difference between the public market value of Company’s common stock and the Anniversary Share Value in cash.

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3. INTENTIONALLY DELETED

4. INTENTIONALLY DELETED

5 Payment; Note. As additional compensation for past due invoices owed to Contractor’s predecessor in interest, Company shall pay Contractor as follows:

●	Upon execution of this Agreement, Company will pay Contractor $100,000 via wire transfer of immediately available funds; and

●	Issue a Promissory Note to Contractor in substantially the form attached hereto was Exhibit A; and

●	Upon execution of this Agreement transfer all of its ownership interests Company agrees to transfer all of its ownership interests in that certain BLUE Bored Ape Yacht Club NFT #7937 (https://opensea.io/assets/ethereum/0xbc4ca0eda7647a8ab7c2061c2e118a18a936f13d/7937) the (“NFT”) until of the obligations in the Promissory Note are met including but not limited to all monies owed in the Promissory Note paid in full. Contractor agrees not to sell, transfer, pledge, assign or hypothecate the NFT while it retains ownership of the NFT. Moreover, Contractor, upon obtaining possession of the NFT, will immediately grant to Company a worldwide non revocable, non-transferable exclusive license for the purpose of Company being able to use the NFT for Company business purposes. Upon Company meeting the requirements of the Promissory Note, Contractor shall immediately transfer ownership of the NFT to Company, however, if there is an Event of Default as defined in the Promissory Note, then Contractor shall permanently retain ownership of the NFT.

6. Release. (i) Upon full payment of the obligations as stated in Section 2 herein, and in consideration thereof, the Contractor, on its behalf and on the behalf of its parents, subsidiaries, affiliates, related entities, past and present owners, shareholders, directors, officers, employees, agents, attorneys, accountants, predecessors, successors, and assigns (“Contractor Related Parties”) shall mutually release and forever discharge Company and its parents, subsidiaries, affiliates, related entities, past and present owners, shareholders, directors, officers, employees, agents, attorneys, accountants, predecessors, successors, and assigns ( “Company Related Parties”) from any and all past or present claims or causes of action (including any suit, petition, demand, or other claim in law or equity), known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to the Company’s obligation to provide compensation for the services and products provided by Contractor’s predecessor in interest; and upon execution of this Agreement (ii) the Company shall mutually release and forever discharge the Contractor and its respective Related Parties from any and all past, present or future claims or causes of action (including any suit, petition, demand, or other claim in law or equity), known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to the services and products and products provided by Consultant’s predecessor in interest. Notwithstanding the above, this release does not apply to the rights and obligations contained in this Agreement, or any other agreement between the Parties or Related Parties including but not limited to matters relating to indemnification and the enforcement or breach of this Agreement.

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7. Rate. Company will pay Contractor an annual fee of $500,000 for the Services plus fees for additional resources, personnel or Additional Services, if any. Payments to Contractor will be due in equal monthly installments. After the first year of the Initial Term (as described in Section 14 herein) and for every year thereafter, the rate will increase by the Cost of Living Adjustmenta for the then current year plus 2 percent. Contractor shall submit a monthly invoice to be received by the Company no later than the tenth (10th) day of the month following the month during which the Services were performed. Company shall pay the invoice within five business days of receipt. Interest shall accrue on all overdue amounts at a rate equal to the higher of one and one-half percent (1½%) per month and the highest rate allowed by applicable law.

8. Expense Reimbursement. Company will reimburse Contractor for all pre-approved, reasonable and documented out-of-pocket expenses (including but not limited to travel expenses) incurred in performing the Services on a monthly basis, provided that Contractor provides substantiating documentation for such expenses for any month along with a monthly invoice for expense reimbursement.

9. Withholding; Indemnification. Company shall timely issue an IRS 1099 Form to Contractor. Contractor shall have sole responsibility (i) for paying all local, state and federal income, social security, unemployment taxes and foreign taxes (if any) owed on compensation paid by Company to Contractor under this Agreement, (ii) paying Contractor personnel and (iii) for complying with all applicable labor and employment requirements with respect to Contractor’s self-employment, sole proprietorship or other form of business organization. If any governmental agency or other person or entity challenges the independent contractor status of Contractor, Company shall defend, indemnify and hold Contractor (and any of its affiliates and agents) harmless from and against any claims, liabilities, penalties, or attorneys’ fees either caused by or relating to the challenge and any adverse determination.

10. Taxes. All payments required by this Agreement are exclusive of federal, state, municipal or other governmental excises, withholding taxes and obligations. Contractor will be responsible for all its own tax obligations. The fees do not include any tariffs, customs or duties that may be applicable to the sale of the Products and Services. When Contractor has the legal obligation to collect such tariffs, customs or duties, the appropriate amount shall be added to the applicable invoice and paid by Company. The fees do not include any national, regional, and local excise, sales, use, withholding or similar taxes.

11. Term. This Agreement shall commence as of the Execution Date and continue for three years (the “Initial Term”), unless terminated by either Party upon written notice to the other Party as stated in Section 12 herein. After the Initial Term, the Agreement shall continue for a period of subsequent one year Terms, unless either Party notifies the other in writing no less than 90 days before the end of the then current Term of its decision not to continue the Agreement after the then current Term (written notice of non-renewal).

aAs determined by the United States Bureau of Labor Statistics.

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12. Termination.

a.	This Agreement may be terminated at any time for any reason by the Contractor upon 30 days written notice to Company. Company may not terminate this Agreement at any time except for a material breach of the Agreement by Contractor or, after the Initial Term, upon written notice of non-renewal as stated in Section 11 herein. Contractor may terminate this Agreement without notice if Company becomes (i) insolvent; (ii) is subject to a voluntary petition in bankruptcy or a voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; (iii) is subject to an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of its filing.

b.	Effect of Termination. Upon termination of this Agreement: (i) Contractor shall cease providing the Services; (ii) all outstanding payment obligations of Company under this Agreement for Services rendered will become immediately due and payable following Company’s receipt of a final invoice from Contractor; and (iii) within thirty (30) days each Party shall return all Confidential Information (as defined below) of the other Party, and shall not make or retain any copies of the same except as required by law.

c.	No liability for Termination. Neither Party will be liable to the other for terminating this Agreement in accordance with its Terms.

13. Relationship of the Parties. Contractor shall be an independent contractor and not an employee of the Company for all purposes including, without limitation, as follows:

a.	No Employee Benefits. Contractor and its personnel are not eligible for, and shall not participate in or apply for, any Company-provided employee benefit plan or program, including without limitation, paid vacation, workers’ compensation, group health insurance, life or disability insurance, paid leave, profit sharing, pension, 401(k), severance, or unemployment insurance. Should Contractor be deemed to have any rights of participation in any such plans, by signing below, Contractor waives such rights freely, knowingly, and voluntarily.

b.	Control of Work. Contractor shall have exclusive control of the method of performance of Contractor’s duties and particular hours of work, and shall independently manage and control its activities and personnel; provided, however, that Contractor shall keep the Company regularly apprised of its activities and progress.

c.	No Agency. Contractor shall have no authority to represent itself as an agent or representative of the Company, nor shall Contractor have any authority to bind, assume, or create any obligation or responsibility on behalf of the Company without the prior written authorization of the appropriate Company officer.

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14. Representations and Warranties and Covenants.

a.	Each Party represents and warrants that it has the full power and authority to enter into and perform this Agreement without the consent of any third party. Each Party further represents and warrants that they will comply with all laws and regulations applicable to their performance under this Agreement.

b.	Contractor understands that any shares of Company common stock issued pursuant to this Agreement will be characterized as “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), and inasmuch as they are being acquired from Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances and subject to certain conditions under application securities regulations. Further, Contractor represents that it is familiar with Securities Act Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Contractor understands that Company is under no obligation to register any shares issued hereunder. Contractor understands that it will receive a Form 1099 for the value of the shares issued hereunder and will responsible for all associated income tax obligations related to the shares issued hereunder.

c.	Contractor covenants and agrees to file a Schedule 13D or 13G within the applicable timeframe required under federal securities laws and agrees to make all other required filings under federal securities laws related to its beneficial ownership of Company stock.

15. Confidential Information.

a.	The Parties will have access to trade secrets and other non-public information relating to the other Party or their affiliates, including but not limited to: financial records, customer agreements and supplier agreements (collectively, the “Confidential Information”), (as defined below), which is vital, sensitive, confidential and proprietary to each Party and their affiliates. During and after Contractor’s engagement with Company, each Party shall: (i) hold the Confidential Information in the strictest confidence and take all reasonable precautions to prevent the inadvertent disclosure of Confidential Information to any unauthorized individual or entity; and (ii) not disclose or otherwise use the Confidential Information in any manner or medium whatsoever, except as required to perform Contractor’s duties for Company or with Company’s prior written consent.

b.	Each Party will maintain in confidence all confidential and proprietary information provided by Contractor during the term of this Agreement and will not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the other’s benefit any such Confidential Information (unless directly related to the Services), without the other Party’s prior written consent.

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c.	For purposes of this Agreement, “Confidential Information” means any data or information about or relating to the Company or Contractor that is proprietary to the Party disclosing the information (the “Disclosing Party”) and not generally known to the public, whether in tangible or intangible form, whenever and however disclosed, including, but not limited to: (i) any marketing strategies, plans, financial information, or projections, operations, sales estimates, business plans, and performance results relating to the ongoing and future business activities of the Disclosing Party; (ii) plans for products or services, product lists or offerings, and customer or supplier lists; (iii) any scientific or technical information, invention, design, process, procedure, formula, improvement, technology, or method; (iv) any concepts, reports, data, know-how, works-in-progress, designs, development tools, specifications, inventories, inventions, information, and trade secrets; (v) as to the Contractor the identity of the owners and officers of the Contractor; and (vi) any other information that should reasonably be recognized as confidential information of the Disclosing Party. Confidential Information need not be novel, unique, patentable, copyrightable or constitute a trade secret in order to be designated Confidential Information. The Receiving Party acknowledges that the Confidential Information is proprietary to the Disclosing Party, has been developed and obtained through great efforts by the Disclosing Party, and that the Disclosing Party regards all of its Confidential Information as protected trade secrets.

d.	Notwithstanding anything in the foregoing to the contrary, Confidential Information shall not include information which: (i) was known by the Receiving Party prior to receiving the Confidential Information from the Disclosing Party; (b) becomes rightfully known to the Receiving Party from a third-party source not known (after diligent inquiry) by the Receiving Party to be under an obligation to Disclosing Party to maintain confidentiality; (c) is or becomes publicly available through no fault of or failure to act by the Receiving Party in breach of this Agreement; (d) is required to be disclosed in a judicial or administrative proceeding, or is otherwise requested or required to be disclosed by law or regulation, however each party shall, promptly upon receipt of the subpoena or other process, make available to the other party and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process; and (e) is or has been independently developed by employees, consultants, or agents of the Receiving Party without violation of the terms of this Agreement or reference or access to any Confidential Information.

e.	The right and obligations of Contractor and Company arising under this Section 15 shall survive, and not be impaired by, the expiration or termination of this Agreement.

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16. Insurance.

a.	Coverage Requirements. At all times during the Term the Company shall each procure and maintain, at its sole cost and expense, at least the following types and amounts of insurance coverage in an amount that is customary to adequately protect a business in its category from liability naming Contractor as additional insured:

●	Commercial general liability including (i) bodily injury, (ii) property damage, (iii) contractual liability coverage covering its obligations of indemnity and defense, (iv) products liability, and (v) personal and advertising injury. Such insurance shall provide for occurrence-based coverage and shall have such other terms, conditions, and endorsements of coverage as are deemed prudent by Contractor from time to time.

17. Return of Property. Upon termination of Contractor’s engagement or upon written request from Company, Contractor shall immediately deliver to Company all property (including without limitation all electronic files, data, memory devices, documents, and any copies thereof) belonging to Company or containing or reflecting the Works.

18. Company Indemnification and Hold Harmless.

a.	Company agrees to indemnify Contractor, hold Contractor and its respective heirs, administrators, officers, employees, directors, executors, trustees, beneficiaries, agents and representatives (“Contractor Indemnitees”) harmless, and defend Contractor Indemnitees from against any and all losses, claims, damages, liabilities, fines, taxes, penalties and expenses (including reasonable costs of investigation and legal counsel fees) (“Claims), in addition to any liability the Company may otherwise have, arising out of, or related to (a) Contractor’s Services and/or Works asserted against Contractor or Company, (b) any breach of any representation or warranty made by Company contained in or made pursuant to this Agreement, (b) any breach of or failure by Company to perform any covenant or obligation of Company contained in this Agreement, or (d) the enforcement of this indemnification obligation.

b.	As soon as is reasonable after Contractor either (i) receives notice of any Claim or the commencement of any action by any third party which Company reasonably believes may give rise to a claim for indemnification from Company (a “Third Party Claim”) or (ii) sustains any loss not involving a Third Party Claim (“Loss”) or action which Contractor reasonably believes may give rise to a claim for indemnification from Company hereunder, Contractor shall, if a claim in respect thereof is to be made against Contractor under this Section 18, notify the Company in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Company shall not relieve Company of its indemnity obligation. Any such notification must be in writing and must state in reasonable detail the nature and basis of the Claim, action or Loss, to the extent known. Except as provided in this Section 18 Company shall have the right to contest, defend, litigate or settle any such Third Party Claim which involves solely monetary damages; provided that the Company shall have notified the Contractor in writing of its intention to do so within 15 days of the Contractor having given notice of the Third Party Claim to the Company; provided, that the Company shall diligently contest the Third Party Claim. The Contractor shall have the right to participate in, and to be represented by counsel (at Company’s expense) in any such contest, defense, litigation or settlement conducted by the Company.

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c.	The Company, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Contractor (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not, without the prior written consent of the Contractor, enter into any compromise or settlement which commits the Contractor to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Contractor. All expenses (including attorneys’ fees) incurred by the Company in connection with the foregoing shall be paid by the Company.

d.	If Contractor Indemnitees are entitled to indemnification against a Third Party Claim, and the Company fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 18 the Company shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Contractor shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Contractor deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Company.

e.	Contractor and Company agree that Contractor is under no obligation to and will not indemnify Company nor hold Company harmless in any manner, including but not limited to the Services and Works, nor shall Contractor be in any way held liable for the Services or Works, however Contractor agrees to cooperate in any litigation involving the Services and/or Works provided Company meets its obligations as stated in this Section 18, has paid Contractor in full for its Services and the Works and pays Contractor a reasonable hourly rate or per diem as agreed to by the parties if such assistance requires more than one hour of Contractor’s time.

f.	The terms of this Section 18 shall survive the expiration or termination of this Agreement.

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CONTRACTOR’S MAXIMUM LIABILITY TO COMPANY ARISING FOR ANY REASON RELATING TO CONTRACTOR’S PERFORMANCE OF SERVICES OR THE WORKS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT OF FEES PAID TO CONTRACTOR FOR THE PERFORMANCE OF SUCH SERVICES OR WORKS FOR THE FIRST SIX MONTHS OF THIS AGREEMENT.

19. Assignment. Neither Party shall assign or transfer any obligations under this Agreement without the prior written consent of the other Party, and any attempt to do so shall be void except that Company may assign this Agreement to an Affiliate, with affiliate being defined as any entity which directly or indirectly controls, is controlled by or is under common control with the subject entity. “Control”, for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity, the authority to appoint directors to the Board of the subject entity, or the power to direct or cause the direction of the management and policies of the subject entity. This Agreement will be binding upon and inure to the benefit of Company’s successors and assigns.

20. Equitable Modification; Severability; Titles. If any court or other adjudicating entity refuses to enforce any part of this Agreement as written, the court or entity shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified. The invalidity or unenforceability of any one provision of this Agreement shall not impair, invalidate, or render unenforceable any other provision of this Agreement. The paragraph headings herein shall be without substantive meaning.

21. Notices. Any notice under this Agreement shall be in writing and addressed as set forth on the signature page hereto, and shall be deemed to have been validly delivered upon: (i) personal delivery to the recipient or the listed address; (ii) three (3) calendar days after deposit in the United States mails with proper postage; or (iii) one (1) business day after delivery to Federal Express or other reputable overnight courier service. Notices to Contractor shall be sent c/o Registered Agents of Wyoming, LLC, 400 E 20th Street, Cheyenne, Wyoming 82001 and if to Company to Brian Foote at Brian@HUMBL.com.

22. Force Majeure. Except for the obligation to pay money, neither Party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including, acts of war, acts of God, epidemic or pandemic as declared by the United States Centers for Disease Control, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of third party utility or telecommunications systems or the internet which may substantially delay, materially interfere with or render impossible the provision by Contractor of some or all of the Services or Products.

23. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior written or oral understandings, discussions and agreements with respect thereto.

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24. Amendments; Waiver. This Agreement may be amended or modified only by written mutual agreement of the Parties. The failure of either Party to enforce its rights under this Agreement shall not be construed as a waiver of such rights, and shall not affect the Party’s right to later enforce such provision or the Agreement.

25. Governing Law; Jury Waiver. This Settlement Agreement shall be construed and governed solely by the laws of the State of California, without regard to California’s conflict of law principles. The Parties agree that the state or federal courts located in San Diego County, California will be the exclusive venue for any dispute arising under this Agreement. The Parties hereby waive any rights they may have to trial by jury.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The Parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. The Parties hereto confirm that any electronic copy of another Party’s executed counterpart to this Agreement (or such Party’s signature page thereof) will be deemed to be an executed original thereof.

27. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

28. U.S. Dollars. All monetary amounts in this Agreement are expressed as currency of the United States of America (U.S. Dollars).

COMPANY

By:
Its:

CONTRACTOR

By:
Its:
Address:

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EXHIBIT A

PROMISSORY NOTE

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